Exhibit 21.1
List of Subsidiaries of Semrush Holdings, Inc.

Subsidiary	Jurisdiction of Organization
Semrush Inc.	Delaware
Semrush Securities Corporation	Massachusetts
SEMrush CZ s.r.o.	Prague, Czech Republic
Datos, Inc. (60%)	Delaware
SEMrush CY LTD	Republic of Cyprus
Prowly.com s. p. z o. o.	Poland
Brand 24 S.A. (76.9%)	Poland
Semrush Development S.L.U.	Spain
Semrush B.V.	Netherlands
Semrush AM LLC	Armenia
Semrush GmbH	Germany
Semrush RS d.o.o. Beograd	Serbia
Semrush Canada Inc.	Canada
Semrush France s.a.r.l.	France
Ryte GmbH	Germany
Ryte Technology Services LLC	Vietnam